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                                                                    EXHIBIT 99.1

MARCH 22, 2001    COMPANY PRESS RELEASE    SOURCE: FLOWERS INDUSTRIES (NYSE:FLO)


FLOWERS INDUSTRIES, INC. PRICES OFFER FOR ITS 7.15% DEBENTURES DUE 2028; $189,260,000 IN PRINCIPAL AMOUNT OF DEBENTURES TENDERED TO DATE


THOMASVILLE, GA--Flowers Industries, Inc. (NYSE:FLO) announced today that it has determined the price that will be paid for its 7.15% Debentures due 2028 (CUSIP No. 343496AB1, the "Debentures") that are tendered pursuant to the tender offer that Flowers commenced on March 16, 2001 (the "Offer").

         The total consideration that will be paid for each $1,000 in principal amount of Debentures is $966.98, which includes accrued and unpaid interest to, but not including, March 26, 2001, the anticipated date of payment (the "Payment Date").

         Pursuant to the terms of the Offer, the purchase price to be paid pursuant to the Offer was determined by reference to a fixed spread of 220 basis points over the yield to maturity of the 6 1/4 % U.S. Treasury Bond due May 15, 2030 (the "Reference Security"), as of 12:00 p.m., New York City time, on March 22, 2001; provided, however, that in no event would the price (the "Purchase Price") exceed $935 or be less than $915 per $1,000 in principal amount of Debentures (the "Collar"), plus accrued and unpaid interest thereon to (but excluding) the date of payment. Based upon the yield on the Reference Security as of the time that the Purchase Price was determined, the Purchase Price would have been $955.20, which exceeded the upper limit of the Collar and, therefore, the Purchase Price was adjusted to equal $935.00, the upper limit of the Collar.

         In addition, Flowers announced that it has been advised that approximately $189.26 million of the $200 million in outstanding principal amount of Debentures have been tendered as of 5:00 p.m. on March 22, 2001. The Debentures that have been tendered to date represent approximately 94.63% of the outstanding principal amount of Debentures.

         The Offer will expire at 10:00 a.m., New York City time, on March 26, 2001, unless the Offer is otherwise extended by the Company. The Offer is conditioned, among certain other conditions, upon there being validly tendered and not properly withdrawn at least $120 million in aggregate principal amount of the outstanding Debentures (the "Minimum Tender Condition"). The principal amount of Debentures that have been tendered as of 5:00 p.m., New York City time, on March 22, 2001, represent in excess of the amount necessary to satisfy the Minimum Tender Condition.

         Tendered Debentures may not be withdrawn after 5:00 p.m., New York City time, on Friday, March 23, 2001. Thereafter, Debentures that have been tendered may only be withdrawn if all validly tendered Debentures have not been accepted for payment by 5:00 p.m., New York
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City time, on March 26, 2001, unless the Offer is extended by the Company or if an event of default has occurred and is continuing under the Indenture governing the Debentures.

         For additional information regarding the pricing, tender and delivery procedures and conditions of the Offer, reference is made to the Offer to Purchase and related Letter of Transmittal documents, dated March 16, 2001, copies of which can be obtained from Morrow & Co. Inc., the Information Agent for the Offer. Requests for assistance or additional sets of the Offer materials may be directed to Morrow & Co. Inc. at (800) 654-2468 (banks and brokerage firms) or (800) 607-0088 (holders). Morgan Stanley Dean Witter is the Dealer Manager for the tender offer. Information concerning the current yield on the Debentures can be obtained by contacting Morgan Stanley Dean Witter at (800) 624-1808.

         Flowers Industries (NYSE: FLO), headquartered in Thomasville, GA., is a national branded baked foods company which produces and markets a full line of fresh and frozen packaged baked foods for retail, foodservice, in-store bakery, institutional and vend providers. These products are sold under such well-known brands as Mrs. Smith's, Nature's Own, and Cobblestone Mill. Flowers Industries also currently holds a majority interest in Keebler Foods.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), the availability of capital on acceptable terms, actions of competitors and customers, the extent to which the company is able to develop new products and markets for its products and such other factors as are described in the company's filings with the Securities and Exchange Commission.

For additional information call: Morgan Stanley Dean Witter, (800) 624-1808 or Flowers Industries Communications and Investor Relations Department, (912) 227-2333


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